EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Towerstream Corporation on Form S-3 (File No. 333-166239, File No. 333-161135, File No. 333-141405, File No. 333-174106, and File No. 333-178868) and on Form S-8 ( File No. 333-161180, File No. 333-151306, and File No. 333-174107) of our report dated March 18, 2013, with respect to our audits of the consolidated financial statements of Towerstream Corporation and Subsidiaries as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 and our report dated March 18, 2013 with respect to our audit of the effectiveness of internal control over financial reporting of Towerstream Corporation as of December 31, 2012, which reports are included in the Annual Report on Form 10-K of Towerstream Corporation for the year ended December 31, 2012.

/s/ Marcum llp

Marcum llp

New York, NY

March 18, 2013